UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2013

_________________

22nd Century Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-54111	98-0468420
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9530 Main Street Clarence, New York (Address of Principal Executive Office)		14031 (Zip Code)
Registrant’s telephone number, including area code: (716) 270-1523

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On December 12, 2013, 22nd Century Group, Inc. (the “Company”), according to the terms of its warrant exchange, issued an aggregate of approximately 5.5 million shares of its common stock, par value $0.00001 per share, pursuant to the exercise of certain outstanding warrants to purchase common stock, of which (i) approximately 5.34 million shares were issued pursuant to cash exercises of such warrants, resulting in aggregate gross proceeds to the Company of approximately $3.6 million, and (ii) approximately 0.16 million shares were issued pursuant to cashless exercises of such warrants.

As a result of the Company’s warrant exchange, the Company’s “derivative warrant liability” has been reduced by approximately 93 percent, from $18.6 million to approximately $1.2 million.

Following the exercise of these warrants, the Company’s warrant shares that remain outstanding are as follows:

•	January 25, 2011 – 3,186,034 at exercise price of $2.4005 per share
•	January 25, 2011 – 3,062,665 at exercise price of $1.9600 per share
•	January 25, 2011 – 479,048 at exercise price of $1.2672 per share
•	February 8, 2012 – 169,118 at exercise price of $1.2240 per share
•	May 15, 2012 – 974,201 at exercise price of $0.6000 per share
•	November 9, 2012 – 1,518,600 at exercise price of $0.6000 per share
•	January 11, 2013 – 225,798 at exercise price of $0.6000 per share
•	February 11, 2013 – 802,215 warrants at exercise price of $1.3816 per share and
•	August 8, 2013 – 177,322 warrants at exercise price of $0.9963 per share.

The Company’s management owns approximately 4.1 million of the approximate 10.6 million outstanding warrant shares.

Item 7.01. Regulation FD Disclosure.

On December 16, 2013, the Company issued a press release announcing the issuance of the shares of common stock upon exercise of these certain outstanding warrants. A copy of the press release is furnished as Exhibit 99.1 herewith.

Item 9.01(d). Financial Statements and Exhibits.

Exhibit 99.1 Press Release dated December 16, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

22nd Century Group, Inc.

Date: December 16, 2013

/s/ Joseph Pandolfino

Joseph Pandolfino

Chief Executive Officer